Exhibit 10.2

December 4, 2008

Erich Clementi

93 Greenhaven Rd

Rye, NY  10580

This letter confirms our offer of IBM employment to you as General Manager, Enterprise Initiatives, Systems and Technology Group, reporting to Samuel J. Palmisano, Chairman, President, and Chief Executive Officer.

The elements of your employment offer are:

Effective on your first day of employment, your total target annualized compensation will be $1,100,000.00.  It will be comprised of $564,000.00 annual base salary (paid to you in equal semi-monthly payments) and $536,000.00 target incentive, plus the opportunity to participate in IBM benefits.

The incentive payout amount will be determined based on IBM’s business performance and the attainment of your individual annual business objectives.  You must be an active employee on December 31, 2009 in order to be eligible for a payout.  You will receive a letter detailing the objectives and structure of your incentive compensation shortly after you begin your IBM employment.  You will find it helpful to read the IBM Annual Incentive Program description for a detailed explanation of how the program works and how it relates to the rest of your compensation package after you join IBM.

All outstanding Long Term Incentive awards will be reinstated under your US serial number with the original terms and conditions of the award retained.

If you remain employed with IBM for 5 years following January 1, 2009, you will be eligible to receive a payment equal to $500,000.00.  For each year you work beyond the 5 year anniversary date, the amount payable to you will be increased by 10%, for a maximum period of 5 years (the amount payable shall be referred to herein as the “Amount”).  The payment of the Amount shall be made no later than the end of the year after your year of separation from service with IBM, which includes any company that is at least 80% owned, directly or indirectly, by IBM Corp.  The payment of the Amount shall be made in a lump sum.

If at the time you separate employment with IBM, you are a key employee, as defined under Internal Revenue Code Section 409A for the year that you leave IBM, the payment of the amount must be delayed for six months from the date of your separation from service with IBM.

This payment will be subject to all applicable withholding for taxes and will not be considered compensation for any purposes under any IBM employee benefit plan or program.

Erich Clementi

December 4, 2008

You will be eligible for tax filing assistance from IBM in any tax year following the year of your localization during which you incur a tax impact as a result of trailing income (income relating back to the period of your assignment) such as, for example, excess tax or IBM equity awards held prior to your localization.  Tax equalization as per the terms and conditions of your assignment will continue to apply.  The equalization will be calculated on the basis that you remained in your pre-localization home country until the date of localization, and took up residence for the first time in the United States from the date of localization.

In order to assist you in the move from Italy to the Armonk, NY area, we are pleased to offer you benefits under the IBM US Mobility Plan for the Permanent Work Location.  Part of the eligibility for relocation is that your new residence must be within 50 miles of your new work location.  For detailed information on plan features, please work with the counselor who will be assigned to you by the relocation firm.  As part of the IBM US Mobility Plan, you will also receive a one-time, net, lump sum payment of $3,000.00, which is a tax assisted gross payment of $4,800.00.  The $3,000.00 payment is intended to assist you with miscellaneous costs.  At year end, tax assistance will be provided, and an employee W-2 form will be issued.

By accepting this offer, you are required to complete and sign the Repayment Agreement Form that was provided to you.  Since receipt of this form is necessary to initiate the relocation process, please return it by fax or mail as directed on the form at your earliest convenience.

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance.  For detailed information on IBM Health Care benefits, visit the Health Care Benefits at IBM site http://www.ibm.com/employment/us/benefits/.

In addition, you will be eligible to participate in the IBM 401(k) Plus Plan.  This Plan offers a 100% Company match, up to 5% of pay, plus a 1% automatic contribution after you complete one year of IBM service.  If you meet certain eligibility requirements, you may also be eligible to participate in the IBM Excess 401(k) Plus Plan (Excess Plan) that provides benefits in excess of the IRS limits.  Additional details on these programs are being sent to you under separate cover.

IBM employees are required to comply with IBM’s Business Conduct Guidelines.  As an IBM US employee, you will need to read these documents, and will be required to acknowledge receipt and compliance with the Business Conduct Guidelines.

Your employment is also contingent upon your compliance with the U.S. immigration law.  The law requires you to complete the U.S. Government Employment Eligibility Verification form   (I-9) and to provide on your first day of employment documents that verify your identity and employment eligibility.  By accepting this offer, you will be required to comply with this law.

Erich Clementi

December 4, 2008

Further, your employment is contingent upon your obtaining and maintaining employment authorization from the United States Immigration Service.  As we have done in the past, IBM will continue to assist you, if required, in obtaining/maintaining this authorization and will sponsor your application for permanent residency.

On your first day of employment you will be required to sign IBM’s form regarding confidential information and intellectual property.

U.S. Laws and regulations prohibit the unauthorized release of restricted technology to certain persons.  IBM, in order to comply with these legal requirements, must ascertain whether someone who may be given access to restricted technology is a “Foreign Person” subject to these export control restrictions.  If someone is a Foreign Person for export control purposes, then he/she may need to be granted an export license or other government authorization before starting in a position with access to restricted technology.

Because you indicated that you are a Foreign Person on your employment application (by answering “no” to the question, “Are you a U.S. Citizen or national, a permanent resident, a refugee, an asylee or authorized to work under the amnesty provisions of U.S. immigration law?”), you will be contacted by a member of IBM’s Staffing organization who will ask for your country(s) of citizenship and permanent residence.  Your country(s) of citizenship and permanent residence will enable IBM to determine the type of export license which would be required, should you be placed in a position with access to restricted technology.

Accepted:	/s/ Erich Clementi

Date:	12-16-08

Projected Start Date:	1-1-09